Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard • Lascar Associates, LLC
Ken Dennard | ken@dennardlascar.com
Ben Burnham | ben@dennardlascar.com
773-599-3745

Main Street Announces Semi-Annual

Supplemental Cash Dividend Payable in December 2013

Supplemental Cash Dividend of $0.25 per Share is in Addition to Regular Monthly Cash Dividends for the Fourth Quarter of 2013 and the First Quarter of 2014

HOUSTON, November 21, 2013 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors declared its semi-annual supplemental cash dividend of $0.25 per share payable in December 2013.  This supplemental cash dividend is in addition to the previously announced regular monthly cash dividends that Main Street has declared for the fourth quarter of 2013 of $0.16 per share for each of October, November and December 2013 and the first quarter of 2014 of $0.165 per share for each of January, February and March 2014.  Including the regular monthly and supplemental cash dividends declared to date, Main Street will have paid $11.18 per share in cumulative cash dividends since its October 2007 initial public offering. Based upon the regular monthly dividend rate of $0.165 per share for the first quarter of 2014 and the current semi-annual supplemental dividend rate of $0.25 per share, Main Street’s current annualized run-rate for cash dividends is $2.48 per share.

Vincent D. Foster, Main Street’s Chairman, President and Chief Executive Officer, stated, “Based on our estimated spillover income of approximately $45.0 million, or $1.13 per share, at the end of the third quarter and our estimated net investment income for the fourth quarter of 2013, and assuming we are able to maintain our current level of financial and operating performance, we should be postured to recommend a similar supplemental cash dividend to our Board that would be payable in mid-2014.  This supplemental cash dividend is the result of our continued success to date and reflects the positive views our Board and management team have in our ability to continue to provide sustainable long-term value to our shareholders.”

This supplemental cash dividend, which will be payable as set forth in the table below,  will be paid out of Main Street’s undistributed taxable income (“spillover income,” or taxable income in excess of dividends paid) as of September 30, 2013.  Main Street estimates that this supplemental cash dividend represents a payout of roughly one-fifth of Main Street’s estimated spillover income as of September 30, 2013.

Supplemental Cash Dividend Payable in December 2013

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share

11/20/2013	12/17/2013	12/19/2013	12/24/2013	$0.25

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at our taxable subsidiaries, and (iv) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of 2013 taxable income, as well as the tax attributes for 2013 dividends, will be made after the close of the 2013 tax year.  The final tax attributes for 2013 dividends are currently expected to include ordinary taxable income, capital gains and qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of our common stock.  Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on a specified valuation date for each dividend as determined by Main Street’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs, which are borne by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the amount of spillover income, the declaration and payment of regular and supplemental dividends in the future and the potential tax attributes for 2013 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statements now or in the future.

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